EXECUTION COPY

CONFIDENTIAL EXECUTIVE EMPLOYMENT AGREEMENT

This CONFIDENTIAL EXECUTIVE EMPLOYMENT AGREEMENT dated as of January 31, 2025 (this "Agreement") is entered into by and between Jeremy Krol ("Executive") and Phunware, Inc., a Delaware corporation (the "Company"). Executive and the Company are referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, the Company and Oyster HR Inc., a Canadian Company, Reg. BC 1248576 ("Oyster") desire to employ the Executive on the terms and subject to the conditions set forth in this Agreement, and the Executive has agreed to be so employed;

WHEREAS, pursuant to the employment agreement between Oyster and Executive (the "Oyster Employment Agreement"), Oyster will serve as the employer of record of Executive for Executive's employment in Canada;

WHEREAS, the Company provides platforms, products and services relating to mobile devices, applications, digital advertising, blockchain and digital assets to and for customers, including (without limitation) software, digital products, solutions, data, analytics and services to engage, manage, and monetize customers' mobile application audiences, utilizing unique and specialized methods, techniques, strategies, solutions, confidential and trade secrets information, intellectual property, artificial intelligence, data, training, tools, and other resources, which it has developed and in which it has invested substantial time and money (the "Company Business");

WHEREAS, the Company will provide to Executive, in the course and scope of Executive's employment with the Company and in the performance of Executive's duties and responsibilities for the Company, highly confidential, sensitive, and proprietary information, as well as intellectual property and trade secrets, belonging to the Company, regarding, among other things, the Company and its personnel and contractors, methods and strategies of production and service, finances and other financial information, clients, customers, suppliers, vendors, business partners, and business plans and strategies and that such access will be subject to the terms and conditions of this Agreement;

WHEREAS, the Company will also introduce Executive, in the course and scope of Executive's employment with the Company and in the performance of Executive's duties for the Company, to various Company, clients, customers, employees, contractors, vendors, suppliers, and other business relationships, which are highly valuable and unique to the Company and its goodwill, and such introductions and relationships will be subject to the terms and conditions of this Agreement and any other restrictive covenants which the Company or Oyster may require Executive to execute from time to time; and

WHEREAS, the Executive understands that execution of this Agreement is a condition precedent to commencing and continuing employment with the Company, to being paid compensation and provided other benefits in connection with Executive's employment, to receiving any Confidential Information (as defined herein) belonging to the Company and Oyster and to being introduced to various Company business relationships;

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NOW THEREFORE, in consideration of the mutual representations, warranties, covenants, terms, conditions, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties, voluntarily and knowingly intending to be legally bound, agree as follows:

1.
Employment.
1.1
Title and Duties. Subject to the terms and conditions set forth in this Agreement, Executive's employment hereunder shall be effective as of January 31, 2025. The Executive will be employed in the position of Executive Vice President and Chief Operating Officer of the Company ("COO"), with his principal place of employment being his personal residence in Alberta, Canada, subject to required business travel in connection with the Company's customers, investors and operations. As COO, Executive will report to, be supervised by, and receive instructions and directives from the Company and the Chief Executive Officer of the Company ("CEO") and Oyster. Executive will have and perform such duties and responsibilities as are customary in Executive's position, or as otherwise directed by the CEO or the Board of Directors of the Company (the "Board"), including without limitation the duties and responsibilities set forth below:
(a)
EOS Implementation and Integration
(i)
Champion EOS Adoption: Lead the introduction and integration of EOS principles by and within the Company, ensuring alignment with the Company's vision and goals.
(ii)
Facilitate EOS Tools: Oversee the deployment of EOS tools such as the Vision / Traction Organizer (V/TO) and Level 10 Meetings by and within the Company to promote clarity and accountability.
(iii)
Training and Development: Provide training to Company teams on EOS methodologies to foster a culture of continuous improvement and operational excellence.
(b)
Operational Strategy and Execution
(i)
Develop Operational Plans: Create, develop and implement operational strategies and objectives and key results that align with Company business objectives, focusing on scalability and efficiency.
(ii)
Process Optimization: Identify and optimize key Company business operational processes to enhance efficiency and productivity and reduce costs; implement best practices and standard operating procedures.
(iii)
Performance Analysis and Monitoring: Establish and develop metrics and KPIs to monitor Company operational performance and drive data-informed decision-making; analyze operational data to identify areas for improvement and provide actionable insights.

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(iv)
Project Management: Provide oversight and management of key Company operational projects to ensure timely and on-budget completion.
(c)
Advisory and Reporting: Provide regular updates and advise to the Company's executive team on operational performance and strategic initiatives.
(d)
Cross-Functional Leadership
(i)
Team Collaboration: Work closely with the Company executive team to ensure cohesive execution of Company business strategies and operational plans.
(ii)
Resource Management: Provide oversight on allocation of the Company resources, including personnel and technology, to support operational needs.
(iii)
Risk Management: Develop and implement Company risk mitigation strategies to safeguard the Company's assets and reputation.
(e)
Financial Management: Facilitate budget development, monitoring, and cost management to support Company financial objectives; work with the Company finance team to facilitate accurate financial reporting and analysis.
(f)
Stakeholder Engagement
(i)
Public Relations / Investor Relations: Collaborate with CEO, CFO and CLO to communicate Company operational performance and strategic initiatives to investors, stakeholders and the general public.
(ii)
Regulatory Compliance: Collaborate with CFO and CLO to facilitate Company compliance with applicable laws and regulations, maintaining the Company's standing as a publicly traded entity.
(iii)
Vendor and Supply Chain Management: Collaborate with CFO and CLO to manage and negotiate vendor contracts to ensure favorable terms and reliable service.
(iv)
Technology Integration: Evaluate and integrate technology solutions to support Company operational efficiency.
(g)
Critical Functions
(i)
EOS Rollout: Initiate the EOS framework implementation by and within the Company, focusing on immediate training and integration of EOS tools.
(ii)
Process Assessment: Conduct thorough evaluations of Company operational processes to identify areas for improvements.
(iii)
Team Alignment: Ensure all Company employees are aligned with the new operational strategies and understand their roles within the Company EOS framework.
(iv)
Sustained EOS Integration: Integrate EOS principles with and into Company

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culture, ensuring long-term adherence and continuous improvement.
(v)
Scalability Planning: Develop strategies to scale Company operations efficiently as the Company grows, maintaining operational excellence.
(vi)
Innovation Leadership: Foster a culture of innovation to keep Company competitive in the applicable evolving industry verticals.
(h)
Other: Perform such other duties and responsibilities as assigned by the CEO or the Board from time-to-time.
1.2
Effective Date. The "Effective Date" of this Agreement is January 31, 2025, and the first day of Executive's employment with the Company will be on the date of effectiveness of the Oyster Employment Agreement; provided, however, that any obligations under this Agreement relating to the protection of the Company's Confidential Information and assignment of shall be effective as of the first date that the Company or the Board shared any Confidential Information with Executive.
1.3
Executive's Full Time and Attention. Except for absences or leave permitted or excused under the Company's policies and procedures or under applicable law, Executive will, throughout Executive's employment, devote Executive's full working time, attention, and skill set to Executive's duties and responsibilities to the Company and will perform Executive's duties and responsibilities to the Company honestly, diligently and faithfully, and to the best of Executive's ability, in furtherance of the business affairs and activities of the Company. All outside business activities and opportunities must be presented to and approved by the Company prior to Executive engaging in or undertaking such activities and opportunities.
1.4
Oyster Employment Agreement. Oyster will be Executive's employer of record and will pay Executive's salary and provide employment benefits (including healthcare benefits) to Executive, as well as make all statutory withholdings and remittances, as provided in the Oyster Employment Agreement. Executive's employment with the Company is conditional upon Executive having the legal right to work in Canada for Oyster pursuant to the Oyster Employment Agreement, satisfactory review of Executive's references, and Executive and Oyster entering into the Oyster Employment Agreement, which will upon execution and delivery thereof become incorporated by reference herein. Executive represents and warrants to the Company that (i) Executive is entitled, and has the legal right, to work in Canada for Oyster without any additional approvals (and agrees to notify the Company and Oyster immediately if Executive ceases to be so entitled) and (ii) each of this Agreement and the Oyster Employment Agreement constitutes and will constitute the legal, valid and binding obligations of Executive, enforceable against Executive in accordance with its respective terms. In addition, Executive agrees that Executive has not entered, and will not enter, into any agreement, written or oral, that would prevent Executive from entering or fully performing the terms of this Agreement or the Oyster Employment Agreement or providing the services described herein or therein.
1.5
Conflicts of Interest. During Executive's employment, Executive will not engage, directly or indirectly, in any activity which might harm, damage, adversely affect, or irreparably injure the Company or Oyster ("Conflict of Interest"), including (i) owning a material interest in any client, customer, vendor, supplier, contractor, distributor, subcontractor, or other

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entity with which the Company or Oyster does business; or (ii) soliciting or accepting any compensation, benefit, payment, service, loan, gift, trip, entertainment, or other favor from any client, customer, vendor, supplier, contractor, distributor, subcontractor, or other entity with which the Company or Oyster does business. Executive will promptly notify the Company and Oyster in writing as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company and Oyster any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
1.6
Agreements, Policies and Procedures. The employment relationship between the Company and Executive is governed by, and Executive will at all times be subject to, comply with, observe, and carry out: (i) this Agreement; (ii) the Company's rules, regulations, policies and codes of ethics and/or conduct applicable to its executive officers generally and in effect from time to time, including any employee handbooks provided to the Executive in writing (including via website or other electronic access); and (iii) such other written rules, regulations, policies, codes of ethics and/or conduct, directions, and restrictions as the Company or the Board may from time to time establish, approve and disseminate to employees or officers of the Company generally, including any employee handbooks. The employment relationship between Oyster and Executive is governed by, and Executive will at all times be subject to, comply with, observe and perform, the Oyster Employment Agreement, and the Confidentiality and Intellectual Property Agreement between Oyster and Executive and the Remote Work Schedule agreed to and accepted by Executive (together with the Oyster Employment Agreement, collectively, the "Oyster Employment-Related Documents"). The Parties acknowledge and agree that terms and provisions of this Agreement shall govern and control if and to the extent any conflict exists between any terms or provisions of this Agreement, any Oyster Employment-Related Documents, and/or any Company rules, regulations, policies, plans, programs, procedures, codes of ethics and/or conduct, directions, instructions, orders and/or restrictions, including any employee handbooks.
1.7
Business of the Company. Executive will not, during Executive's employment with the Company, engage in any business, enterprise or activity that is contrary to, or detracts from, the due performance of the business of the Company. Executive will not engage in any other employment without the prior written consent of the Company. Executive may engage in passive investment activities, other activities for any charitable or other not-for-profit institution, and may accept up to two (2) external directorships subject to the prior written consent of the Company. Executive's engagements will not affect Executive's duties, responsibilities or other obligations to the Company; and Executive's engagements will not in any way assist any person or entity who or which, directly or indirectly, competes or is competitive with the Company or the Company Business or create a conflict of interest, whether actual, potential or perceived, with any such person or entity.
1.8
No Personal Benefits. Executive will not receive or accept for Executive's own benefit or for any other person's or entity's benefit, directly or indirectly, any commission, rebate, discount, gratuity or profit from any person having or proposing to have one or more business transactions with the Company, without the prior written consent of the Company.

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1.9
Business Opportunities. During Executive's employment with the Company, Executive will communicate and channel to the Company all knowledge, business and customer contacts and other information that could concern or be in any way beneficial to the Company or the Company Business. Any such knowledge, business, customer contacts and other information communicated to the Company will be and remain the property of the Company notwithstanding any subsequent termination of Executive's employment.
2.
Compensation and Benefits.
2.1
Dual Employment Agreements. Executive and the Company agree that any compensation, benefits or entitlements, including termination entitlements, that are referenced in this Agreement and the Oyster Employment Agreement are not intended to be duplicative. To the extent there is any duplication in compensation, benefits, vacation, termination notice, pay in lieu of notice, severance (if any) or any other employment-related entitlement between this Agreement and the Oyster Employment Agreement, then Executive will be entitled solely to the entitlement provided under the Oyster Employment Agreement. For clarity, there shall be no pyramiding of any benefits or entitlements between this Agreement and the Oyster Employment Agreement.
2.2
Base Salary. During Executive's employment with the Company, Executive will earn an annual salary of 429,270 CAD as set forth in, and will receive payment of that salary solely from Oyster as provided in, the Oyster Employment Agreement, less applicable and authorized taxes, deductions and withholdings, and payable in accordance with Oyster's regular payroll practices, for all services and work performed by Executive pursuant to this Agreement and the Oyster Employment Agreement. In this Agreement, Executive's "Base Salary" means the annual base salary of 429,270 CAD earned by Executive and payable solely by Executive to Oyster under the Oyster Employment Agreement and adjusted from time to time at the Company's and Oyster's sole discretion.
2.3
Sign-On Bonus. The Company will, within ten (10) calendar days of first day of Executive's employment with the Company, pay Executive a cash bonus of 8,943.13 CAD, less applicable and authorized taxes, deductions and withholdings, as a sign-on bonus.
2.4
Annual Discretionary Bonus. During each calendar year of Executive's employment with the Company, Executive will be eligible to earn an annual discretionary bonus, starting in 2026, which is targeted, but not guaranteed, to be between twenty percent (20%) and one hundred fifty percent (150%) of Executive's Base Salary ("Bonus"). Executive's Bonus, if any, for any particular calendar year will be determined and calculated in the Company's or the Board's sole discretion, subject to the Company's financial condition, and based on Executive's and the Company's achievement of certain individual and/or financial performance objectives, goals, benchmarks, targets and/or other milestones established by the Company or the Board for the Company and Executive. Any Bonus determined by the Company to be paid to Executive will be paid solely by Oyster to Executive and will be subject to Oyster's regular payroll withholdings and deductions. Executive's eligibility for and receipt of any Bonus for any particular calendar year is governed by, in accordance with, and subject to applicable Company or Board plans, policies, and procedures, if any, for the Bonus at issue, which the Company or the Board may establish, approve, implement, modify, or amend from time to time. Any Bonus paid to Executive will be subject to applicable and authorized taxes, deductions, and withholdings. If Executive is employed by the Company on the last date of any time period for which financial performance of the Company is

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measured to determine a Bonus amount (if any), Executive shall be entitled to receive the applicable Bonus, even if Executive is not employed by the Company on the date payment of any Bonus at issue is made unless the end of Executive's employment is due to a termination for Cause or Executive's resignation without Good Reason, and provided further that Executive timely executes, and does not revoke, a separation and general release agreement in favor of the Company and Oyster, in form and substance acceptable to the Company (a "Release").
2.5
Restricted Stock Units. As an inducement for Executive to accept employment with the Company and enter into this Agreement, within sixty (60) calendar days following the first day of Executive's employment with the Company, the Company will provide Executive a one-time grant of restricted stock units in the Company (the "Initial RSU Award"). Any restricted stock units in the Company ("RSUs") granted to Executive will be subject to a separate award agreement, which will outline the specifics of such grant, including, but not limited to, the vesting schedule (the "Initial RSU Award Agreement"). The Initial RSU Award will have a four (4) year vesting schedule, with 1/4 of the above referenced RSUs vesting in year 1 at the end of year 1; 1/4 of the above referenced RSUs vesting on a quarterly basis during year 2; and 1/4 of the above referenced RSUs vesting on a quarterly basis during year 3; and the remaining 1/4 of the above referenced RSUs vesting on a quarterly basis during year 4; forfeiture for cause provisions, the Company's buyback rights, and other restrictions and terms applicable to RSU grants for the Company's other senior executive officers. In the discretion of the Board or its Compensation Committee, the Initial RSU Award may either be granted under the Company's 2018 Equity Incentive Plan (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Incentive Plan"), or may be issued as a non-plan inducement award, as described in Nasdaq Listing Rule 5635(c)(4). Executive will also be eligible to receive additional grants of RSUs awarded, determined and made in the Company's or the Board's sole discretion, subject to the Company's financial condition, and based on Executive's and the Company's achievement of certain individual and/or financial performance objectives, goals, benchmarks, targets and/or other milestones established by the Company or the Board for the Company and Executive. Executive's eligibility for and receipt of any RSU grant is governed by, in accordance with, and subject to applicable plans, policies, and procedures, if any, for the RSU grant at issue, which the Company or the Board may establish, approve, implement, modify, or amend from time to time.
2.6
Paid Time Off. During Executive's employment with the Company, Executive will earn paid time off in accordance with the Oyster Employment Agreement, which will be commensurate with Executive's position and in no case less than what is established for other Company executive officers (the "Paid Vacation"). Executive is required to ensure that Executive schedules and uses all of the Paid Vacation each vacation year in accordance with Company policies, plans, and procedures applicable to the same, subject to the business needs of the Company.
2.7
Fringe Benefits and Perquisites. During Executive's employment with the Company, Executive will be eligible for certain fringe benefits or perquisites to the extent the Company provides similar fringe benefits or perquisites (or both) to other Company executive officers, subject to the ability of the Company or Oyster to provide such fringe benefits or perquisites to Executive in Canada and subject to any applicable jurisdictional laws. Executive's eligibility and actual participation in such fringe benefits and perquisites will be governed by, in accordance with, and subject to all applicable plans, policies, and procedures which the Company and/or Oyster may establish, approve, implement, modify, or amend from time to time for the fringe benefit(s) or

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perquisite(s) at issue.
2.8
Additional Benefits. The Company will not provide Executive with or access to a Group RRSP or pension scheme, or any healthcare benefits or other benefits, except to the extent otherwise expressly provided herein. Executive acknowledges that Executive will become eligible to receive group healthcare benefits from or through Oyster beginning on the date of Executive's enrollment with Oyster and in accordance with the rules applicable to such healthcare benefits, as provided in the Oyster Employment Agreement. Oyster and the Company reserve the right, at any time, to modify or discontinue the provision by Oyster of any group healthcare or other benefits in accordance with any applicable benefit terms and applicable law. Any such group healthcare benefits are benefits of employment, and in some instances, Executive will be liable for the benefits-in-kind tax on the benefit costs.
2.9
Business Expenses. During Executive's employment with the Company, Executive is eligible to seek reimbursement for all reasonable and necessary business expenses incurred by Executive in the course and scope of Executive's performance of his duties and responsibilities to the Company under this Agreement, provided that such expenses are consistent with the Company's policies, plans, and procedures in effect from time to time with respect to the same. Executive agrees that any reimbursement for reasonable and necessary business expenses is subject to and must be properly and timely submitted in accordance with the Company's policies, plans, and procedures with respect to reporting, documentation, and payment of such business expenses.
3.
Employment; Termination.
3.1
Employment and Travel. Subject to the terms and conditions set forth in this Agreement, Executive is and will be employed by the Company and Oyster for an indefinite period and will work all hours necessary to perform his duties and responsibilities as needed by the Company. Executive's hours of work and schedule will depend on business and operational needs, and may require work on evenings, weekends and statutory holidays. Executive will be required to travel to and work at other Company sites and otherwise travel as directed by the Company from time to time. The Company will pay for Executive's reasonable business travel in accordance with the Company's policies.
3.2
Terminations. Executive acknowledges and agrees that this Agreement may be terminated on the same terms as the Oyster Employment Agreement. Executive also acknowledges and agrees that (i) if for any reason the applicable termination provisions in the Oyster Employment Agreement are determined by an arbitrator or court to be unenforceable, the Company may terminate Executive’s employment by providing Executive with the minimum termination provisions, if any, required under the applicable provincial employment standards legislation; (ii) Executive will not be entitled to any further notice, pay in lieu of notice or severance of any kind, whether at common law or otherwise, and (iii) any termination notice from Oyster under the Oyster Employment Agreement will terminate Executive’s employment with both the Company and Oyster without further action, notice, pay in lieu of notice or severance of any kind from the Company.
3.3
Termination by Executive for Good Reason. Executive may terminate Executive's employment with the Company at any time for Good Reason. In the event Executive desires to end Executive's employment with the Company for Good Reason, Executive will provide

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at least thirty (30) calendar days' prior written notice to the Company and Oyster of Executive's termination of employment for Good Reason, which the Company and Oyster may, in their sole discretion, (i) cure the Good Reason, or (ii) accept Executive’s Good Reason upon conclusion of the notice period (or at any time before the end of the notice period) by providing Executive with (a) Executive's Accrued Benefits (as defined below), and (b) only the minimum termination entitlements Executive is entitled to under the applicable provincial employment standards legislation. For purposes of this Section 3.3, "Good Reason" means the occurrence of any of the following without Executive's prior written consent: (i) a material reduction in Executive's Base Salary as in effect immediately prior to such reduction (other than an across-the-board reduction, in whatever amount or percentage, approved by the Company or Board that applies on similar terms to other Company officers); (ii) a material reduction in Executive's authority, reporting relationship or material duties or responsibilities; (iii) a material breach by the Company of any material provision of any agreement between the Company and Executive, including this Agreement; or (iv) a requirement that Executive move his principal place of employment with the Company by more than 25 miles. Notwithstanding the foregoing, in order for Executive to resign for Good Reason, Executive must (1) provide written notice to the Company within thirty (30) calendar days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive's resignation, (2) allow the Company at least thirty (30) calendar days from receipt of such written notice to cure such event or, if applicable, provide Executive with an explanation that the acts or events claimed to constitute Good Reason did not occur or otherwise do not constitute Good Reason as described in this Agreement, and (3) if such event is not reasonably cured within such period, resign not later than seven (7) calendar days after the expiration of the cure period by a written notice which shall state that Executive is exercising the right to terminate for Good Reason.
3.4
Executive's Rights Upon Termination Without Cause or for Good Reason within the Change in Control Period.
(i)
If Executive’s employment terminates without cause or for Good Reason, and in each case such termination occurs within the Change in Control Period, Executive will be entitled to: (a) Executive's Accrued Benefits (as defined below); (b) only the minimum termination entitlements Executive is entitled to under the applicable provincial employment standards legislation, and (c) provided Executive first executes and delivers within seven (7) days a full and final release of all claims satisfactory to the Company.
(ii)
The Initial RSU Award Agreement will provide that, in the event of a Change in Control, unless the Initial RSU Award is to be assumed by the acquiring or successor entity (or parent thereof) or new restricted stock units or equity incentives of comparable value are to be issued in exchange therefore (as determined by the Company in its sole discretion), Executive is entitled to immediate vesting as to 100% of Executive's then unvested Initial RSU Award, which vesting will occur on the date of or on a date or dates before the closing of such Change in Control as determined by the Company in its sole discretion, provided that Executive does not resign from employment with the Company and Executive is not terminated for Cause by the Company, in either case on or prior to the date of the Closing of such Change in Control or such determined vesting date or dates, as applicable.

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(iii)
For purposes of this Agreement:
(1)
"Change in Control" has the same meaning assigned to such term in the Incentive Plan.
(2)
"Change in Control Period" means the period beginning three (3) months prior to the Closing and ending on the twelve (12) month anniversary of the Closing.
(3)
"Closing" means the closing of the first transaction constituting a Change in Control that occurs on or following the Effective Date.
3.5
Rights Upon All Other Instances of Termination, Resignation or Separation from Employment. If Executive's employment is terminated for Cause at any time or if Executive resigns or otherwise terminates or leaves Executive's employment with the Company at any time for any reason (other than Good Reason), Executive is entitled only to Executive's Accrued Benefits. For purposes of Sections 3.3 and 3.4, and this Section 3.5, "Accrued Benefits" means (i) Executive's accrued and unpaid Base Salary, if any, through the date of termination, resignation or separation; (ii) reimbursement for Executive's documented, reasonable and necessary business expenses incurred but unpaid, if any, through the date of termination, provided that Executive properly and timely submits such expenses in accordance with and pursuant to the Company's policies, plans, and procedures pertaining to the same; and (iii) any other amounts or benefits to which Executive is required to be paid by the Company hereunder or any applicable Company policy or plan, or other agreement to which Executive is a party with the Company. Executive will be entitled to receive additional amounts or benefits from Oyster as and to the extent provided under the Oyster Employment Agreement or minimum termination entitlements, if any, under the applicable provincial employment standards legislation.
3.6
Resignation of All Other Positions Upon Any Instance of Termination or Separation from Employment. If the Company terminates Executive's employment for any reason or if Executive resigns or otherwise terminates or leaves Executive's employment with the Company for any reason, Executive shall be deemed to have resigned or been terminated, effective on the date of termination, resignation or separation of or from employment, from all positions that Executive holds as an officer or member of the Board (or any committee thereof) of the Company or its parent, subsidiaries, divisions, or affiliates.
4.
Return of Company Property and Access to Company Information.
4.1
Return of Property. Promptly upon the end of Executive's employment with the Company for any reason, or promptly at any other time the Company may from time to time request, without deleting or altering any information or data, Executive will return to the Company all memoranda, notes, communications, correspondence, statements, plans, records, reports, printouts, accounts, software, source code, and other documents and data (and copies thereof) relating to, containing, or constituting Confidential Information (as defined below) or Company Business then in Executive's possession, custody, or control, including on any cloud-based storage services or facilities, cell phones, portable electronic storage devices, or computers. Further, promptly upon the end of Executive's employment with the Company for any reason, or promptly at any other time the Company may from time to time request, Executive will return to the Company

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all other property belonging to the Company (including, but not limited to, laptop computers, desktop computers, phones, tablets, keys, key fobs or cards, bank account information and/or company credit cards (whether electronically stored or otherwise), company vehicles, hard drives, portable electronic storage devices, and any other hard copy and electronically created or stored documents and information, such as Word documents, .pdfs, Excel spreadsheets, .jpgs, .tiffs, .psts, and/or other images or pictures, contacts, and emails) that is then in Executive's possession, custody, or control, including on any cloud-based storage services or facilities, cell phones, portable electronic storage devices, or computers, without altering or deleting any such documents or information prior to providing them to the Company. The foregoing shall not require Executive to purge any of the foregoing data from servers, accounts or electronic mail systems maintained by third parties, provided that Executive must take all steps necessary to (i) provide the Company with access to such servers, accounts or electronic mail systems, and (ii) permanently delete such information from Executive's own possession, custody or control.
4.2
Return of Access. Executive further agrees, upon the end of Executive's employment with the Company for any reason, or promptly at any other time the Company may from time-to-time request, to return and relinquish all usernames, passwords, credentials, access rights, dual verification codes, answers to verification questions, and all other log-in information necessary to access any Company documents, databases, networks, or other information.
5.
Confidentiality of Agreement. Executive and the Company will keep the terms, negotiation, and existence of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL and will not communicate or otherwise disclose to any employee or contractor of the Company (past, present, or future), or to a member of the general public, the terms, negotiation, or existence of this Agreement; provided, however, that (1) each Party may make disclosures to his/her/its tax/financial advisors, auditors, spouse/partner, attorneys, and insurance providers, or other professionals as necessary to receive appropriate advice as applicable to that Party; (2) the Parties may reveal the terms and amount of this Agreement if compelled by court order or applicable law to do so upon reasonable notice to the other Party (if such notice is permitted by applicable law) to allow an opportunity to object to and/or seek protection from such disclosure; (3) the Company may otherwise make disclosures as reasonably necessary for the conduct of the Company's operations and business and/or to implement the terms of this Agreement; and (4) Executive must, and the Company may, disclose the existence of Executive's restrictive covenants and post-employment obligations under this Agreement or any other agreement or Company policy to Executive's future actual or prospective employers, if any. Executive acknowledges that the Company may have an obligation to file or disclose this Agreement to governmental agencies or other regulatory bodies outside the context of litigation, which the Company may do without Executive's permission or consent. Unless specifically and expressly allowed by this Section, if asked about this Agreement, Executive's and the Company's response will be that Executive and/or the Company do not care to discuss such matters. Nothing in this Section, or in this Agreement generally, will or is intended to prohibit any activity by any Party which is protected by any applicable law or any communication by any Party with any government agency or authority including (without limitation) the Equal Employment Opportunity Commission, the Texas Workforce Commission, the National Labor Relations Board, or the United States Securities and Exchange Commission, with respect to any possible violation by the Company or any affiliate of the Company of any laws, rules, or regulations.

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6.
Confidential Information.
6.1
Definition of Confidential Information. Executive understands and agrees that non-public information developed by, accessed by, or disclosed to Executive in the performance of Executive's duties and responsibilities for the Company or related to Company's business, including, without limitation, information relating to the Company; the Company Business or any portion thereof; the Company's employees or contractors; its parent, subsidiaries, divisions, and affiliates; its methods, strategies, techniques, processes, and tools of production and service; its client, customer or business partner rosters and lists, including as part of any compilation or list of business contacts in a computer, phone, cloud-based storage facility or service, or other electronic device; the identity, contact information, location, quality, preferences, requirements, pricing for, amounts of and methods of calculating bids or estimates for, sales to and sales volume of, and other assessments and analyses for or of its former, current, and prospective customers, clients, suppliers, vendors, and business partners; its computer networks, systems, accounts, and databases; its products, services, agreements, software, source code, data, protocols, digital assets, investments, and its digital tools and resources utilized in its production and services for any of its former, current, or prospective customers or clients; its intellectual property; its processes, techniques, technologies, and technological and other developments; its marketing and branding strategies, methods, solutions, and techniques; its business plans and strategies; its income, revenue, sales, profits and losses, costs, expenses, general ledgers, and other financial information; its specialized training, methods, or techniques used in the Company Business; and any other non-public business or technical information, intellectual property, or trade secret of the Company and its parent, subsidiaries, divisions, and affiliates, or any collections or compilations of the same, (collectively, "Confidential Information") is proprietary and confidential and represents a valuable, special and unique asset of the Company and/or its parent, subsidiaries, divisions, and affiliates, the disclosure of which would cause continuing and irreparable injury to the Company and/or its parent, subsidiaries, divisions, and affiliates.
6.2
Inclusions and Future Information. The Company and Executive agree that Confidential Information includes past, current, updated and future documents or information of the Company: (i) provided to Executive by the Company or the Board before the Effective Date or before the first day of Executive's employment with the Company; (ii) provided to Executive by the Company after the Effective Date or after the first day of Executive's employment with the Company; (iii) created by Executive, in whole or in part; (iv) used by Executive for the purpose of performing Executive duties for the Company or making decisions relating to the Company Business or any portion thereof; (v) that is otherwise marked or identified as confidential or proprietary; or (vi) that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
6.3
Exclusions. Confidential Information does not include documents or information that is or becomes generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.
6.4
Nondisclosure of Confidential Information. Executive understands and acknowledges that the Company and its parent, subsidiaries, divisions, and affiliates would not provide or disclose the Confidential Information to Executive, even in connection with Executive

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employment by the Company, without Executive's agreement not to use or disclose in any manner, at any time, for any purpose other than the performance of Executive's duties and responsibilities to and in the best interests of the Company and its parent, subsidiaries, divisions, and affiliates, any of the Confidential Information. Accordingly, Executive will not use or disclose any of the Confidential Information in any manner, at any time (whether during employment or after termination of employment) and/or for any purpose, other than the performance of Executive's duties and responsibilities to and in the best interest of the Company and its parent, subsidiaries, divisions, and affiliates.
6.5
Notice of Immunity. Notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to Executive's attorney and use the trade secret information in the court proceeding, if Executive and/or Executive's attorney (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
6.6
Permitted Communications. Nothing in this Section, or in the Agreement generally, will or is intended to prohibit any communication by any Party permitted by any applicable law, including the National Labor Relations Act, or any communication by any Party with any federal or state government agency, including (without limitation) the Equal Employment Opportunity Commission, the National Labor Relations Board, or the United States Securities and Exchange Commission, with respect to any possible violation by the Company or any affiliate of the Company of any laws, rules, or regulations. Each Party acknowledges that this Agreement does not limit the other Party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency or authority, including (but not limited to) the Equal Employment Opportunity Commission, the United States Securities and Exchange Commission, or the National Labor Relations Board.
7.
Inventions, Copyrights, Patents, and Other Intellectual Property.
7.1
Prior Intellectual Property. Except as expressly provided in Section 7.3, Executive represents and warrants to, and agrees with the Company that there are no inventions, developments, discoveries, improvements, ideas, concepts, processes, formulas, original works of authorship, trade secrets or other intellectual property that (i) were conceived, originated, created, authored, invented, developed, made or reduced to practice by Executive before the date of this Agreement, (ii) belong to Executive, (iii) relate to the Company Business or any portion thereof, products, services, technology, or research and development, and (iv) are not assigned by Executive to the Company hereunder (collectively, "Prior Inventions"). Executive agrees that Executive will not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which Executive has any right, title or interest into a Company product, process, or service without the Company's prior written consent. Notwithstanding the foregoing sentence, if, in the course of Executive's employment with the Company, Executive incorporates into a Company product, process, or service a Prior Invention owned by Executive or in which Executive has any right, title

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or interest, then Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell that Prior Invention as part of or in connection with the Company product, process, or service, and to practice any method related thereto.
7.2
Assignment of Intellectual Property. Effective as of Executive's first day of employment with the Company, Executive agrees that any inventions, developments, discoveries, improvements, ideas, concepts, processes, formulas, original works of authorship, trade secrets and other intellectual property relating to the Company Business or any portion thereof, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, software, writings and other works of authorship; computer programs; digital assets; protocols; applications; financial figures; and employee, contractor, vendor, supplier, business partner, client, customer rosters/lists and related data, which relate in any manner to the actual or anticipated business of the Company or the actual or anticipated areas of research and development of the Company and its parent, subsidiaries, divisions, and affiliates, whether or not protectable by patent or copyright, that have been conceived, originated, created, authored, invented, developed, made or reduced to practice by Executive alone or jointly with others during Executive's employment with the Company are the property of and belong exclusively to the Company and any right, title or interest Executive has or may have in any of the foregoing is and are, and from and after the date hereof shall be, hereby assigned and transferred by Executive to the Company (the "Developments"). Executive will promptly and fully disclose to the Company the origination or development by Executive of any such Developments and will provide the Company with any information that it may reasonably request about such Developments. Either during or subsequent to Executive's employment with the Company, upon the request and at the expense of the Company or its nominee, and for no remuneration other than or in addition to that due Executive under this Agreement, but at no expense to Executive, Executive will execute, acknowledge, and deliver to the Company or its attorneys any and all assignments and other instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to evidence and otherwise provide for any assignment or transfer herein, and to secure or maintain for the benefit of the Company any adequate patent, copyright, trademark, and other property rights in Canada, the United States and any other foreign countries with respect to any such inventions, developments, discoveries, improvements, ideas, concepts, processes, formulas, original works of authorship, trade secrets or other intellectual property contemplated by this Agreement.
7.3
Moral Rights. Any and all assignments by Executive to the Company of Developments include without limitation any and all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "Moral Rights"). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If Executive has any other rights to any Developments that cannot, under applicable law, be assigned to the Company, Executive unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. Executive agrees, at the Company's request and expense, to consent to and join in any action to enforce such rights. If Executive has any rights to any Developments that can neither be assigned to the Company nor waived by Executive, Executive unconditionally and irrevocably grants to the

Confidential Executive Employment Agreement.v8

Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to develop, make, have made, use, sell, have sold, offer for sale, import, reproduce, create derivative works of, distribute, publicly perform, and publicly display by all means now known or later developed, such Developments.
7.4
Applicability to Past Services. Executive agrees that Executive's past consulting services to, or on behalf of, or for the benefit of Company, or related to the prior, current or prospective business of Company prior to the Effective Date (the "Prior Consulting Period") are deemed to be work performed for the Company as if during the term of this Agreement, and are subject to the same provisions and protections hereunder. To the extent that during the Prior Consulting Period: (i) Executive received access to any information or data from or on behalf of the Company that would have been "Confidential Information" (as defined herein) if Executive received access to such information or data during the term of this Agreement; or (ii) Executive (a) conceived, originated, created, authored, invented, developed, made or reduced to practice any work, deliverable and/or development (including any intellectual property rights with respect thereto) on behalf of or for the benefit of Company, or related to the prior, current or prospective business of Company, that would have been a "Development" (as defined herein) if conceived, originated, created, authored, invented, developed, made or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a "Prior Invention" (as defined herein) if incorporated into such item during the term of this Agreement; then any such information shall be deemed "Confidential Information" hereunder and any such item shall be deemed a "Development" or "Prior Development" hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, originated, created, authored, invented, developed, made or reduced to practice during the term of this Agreement. Executive further acknowledges that Executive has been fully compensated for all services provided during any such Prior Consulting Period. In any event, Executive agrees that the compensation under this Agreement is good and valuable consideration for the transfer to Company of all title, rights and ownership in and to the work product, developments and inventions resulting from any and all services provided by Executive to Company during any Prior Consulting Period.
8.
Noncompetition, Nonsolicitation, and Nondisparagement.
8.1
Company's Provision and Disclosure of Its Confidential Information, Trade Secrets, and Business Relationships. The Company places a high value on maintaining the confidentiality and value of the Confidential Information, its goodwill, and its customer, client, business partner and other business relationships, as described in this Agreement. The Company promises that, upon and after Executive's and during Executive's employment with the Company, it will disclose or make available to Executive its Confidential Information, including its trade secrets, and will introduce Executive to certain of its business relationships. The Confidential Information provided and business relationships introduced to Executive will be as necessary for Executive to perform Executive's duties and responsibilities to the Company.
8.2
Covenant Not to Solicit, Hire or Encourage Company Employees, Contractors, Business Partners, Suppliers, or Vendors. In exchange for the Company's agreement to disclose, and disclosure of, the Confidential Information, including trade secrets, to

Confidential Executive Employment Agreement.v8

Executive and the Company's agreement to introduce and introduction of Executive to certain of the Company's business relationships, except where the Company provides its prior written consent, Executive will not, for a period of one (1) year after the date on which Executive's employment ends for any reason (the "Restricted Period"), directly or indirectly induce, solicit, recruit, or encourage any Company employee to leave his or her employment with the Company, any contractor of the Company to cease providing services to or for the Company, or any business partner, supplier or vendor of the Company to cease doing business with the Company, to the extent Executive had a business relationship with or Confidential Information about the employee, contractor, business partner, vendor, or supplier at any time during Executive's employment with the Company. Executive further agrees that Executive will not, during the Restricted Period, directly or indirectly hire, cause to be hired, or participate in the recruitment or hire of, by any person or entity, any employee or contractor of the Company who then is employed by or contracted with the Company or who was employed by or contracted with Company during the six (6) month period prior to Executive's termination, resignation, or separation of employment from the Company to the extent Executive had a business relationship with or Confidential Information about such employee or contractor. The foregoing shall not prohibit the use of general solicitations of employment not directed at an employee or contractor of the Company, nor the hiring of any such person responding to a generalized solicitation.
8.3
Covenant Not to Compete. In exchange for the Company's agreement to disclose, and disclosure of, the Confidential Information, including trade secrets, to Executive and the Company's agreement to introduce, and introduction of, Executive to certain of the Company's business relationships, Executive will not (i) if Executive's employment ends by reason of Executive's employment being terminated by the Company and Oyster without cause, Executive will not, for a period of three (3) months after the date on which Executive's employment ends without cause, or (ii) if Executive's employment ends by reason of Executive's employment being terminated for any other reason (including by Executive, and including for Good Reason), Executive will not, during the Restricted Period: directly or indirectly own, manage, operate, control, be employed by, perform services for, provide assistance to, consult with, solicit business for, participate in, or otherwise be connected with the ownership, management, operation, or control of, any person or entity that competes with the Company or any part of the Company Business in any State within the United States, or any Province of Canada, in which the Company conducts any Company Business.
8.4
Covenant Not to Solicit Clients and Customers. In exchange for the Company's agreement to disclose, and disclosure of, the Confidential Information, including trade secrets, to Executive and the Company's agreement to introduce and introduction of Executive to certain of the Company's business relationships, Executive will not, during the Restricted Period, directly or indirectly (a) solicit, call-on, conduct business with, provide, sell or license products or services to, or otherwise provide assistance to any of the Company's now or hereafter existing or prospective clients, customers or partners on the date hereof and up to and including the date on which Executive's employment with the Company ends or (b) solicit, induce or encourage any such clients, customers or partners of the Company to cease doing business with the Company.
8.5
Non-Disparagement. The Parties acknowledge and agree that the business reputation and goodwill of the Company and its former, current, and prospective clients, customers, officers, directors, employees, members, partners, managers, owners, agents, and representatives

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are valuable assets which are critical to the Company's goodwill and business relationships and to the continued growth, sustainability and success of the Company. Accordingly, during Executive's employment with the Company and thereafter, neither Party will make negative statements or comments, orally or in writing, about or relating to or which otherwise disparage or are disparaging to the other Party or the Company Business; any former, current, or prospective Company clients, customers or partners; or any of its or their respective former, current, or prospective officers, directors, employees, members, partners, managers, owners, agents, or representatives, or their respective products or services. Notwithstanding the restrictions imposed in this paragraph, a Party does not violate the terms of this Section by making any truthful statement about the other Party required to be given pursuant to a subpoena or other compulsory legal process or requirement in a court or arbitration proceeding, and provided that such Party otherwise complies with this Agreement.
8.6
Reasonableness. In signing this Agreement, Executive represents and warrants to and agrees with the Company that Executive has carefully read and considered all of the terms and conditions of this Agreement and the Oyster Employment Agreement, including, without limitation, the covenants and restraints imposed under this Section. Executive further acknowledges and agrees that these covenants and restraints are necessary and appropriate for the reasonable and proper protection of the Company, the Company Business and its Confidential Information, including its trade secrets, and that each and every one of these covenants and restraints is reasonable, and that each of these covenants and restraints, individually or in the aggregate, do not and would not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by such covenants and restraints. Executive further acknowledges and agrees that each of these covenants and restraints has a unique, special, substantial, and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants and restraints remain in force. Executive further acknowledges and agrees that the Company and/or its parent, subsidiaries, divisions, and affiliates have the right to enforce all of Executive's obligations to that individual or entity under this Agreement, including, without limitation, those obligations set forth in this Section and under Sections 4 through 7 of this Agreement.
8.7
Tolling Provision and Reformation. The Parties acknowledge and agree that the period for each of the covenants and restraints set forth in this Section will be tolled on a day-for-day basis for each day during which Executive participates in any activity in violation of any such covenant or restraint as determined by a court of competent jurisdiction, as well as for each day during which a matter is pending in any court for the purpose of enforcing any of the covenants and restraints set forth in this Section, provided that such covenants and restraints are determined by a court of competent jurisdiction to be enforceable in whole or in part or as reformed.
8.8
Right to Reduce Restrictions. Executive acknowledges and agrees that the Company may at any time in its sole discretion reduce all or a portion of any of the Section 8 covenants or restraints, including the Restricted Period and the geographic area, by giving Executive written notice of the reduced covenant or restraint.
9.
Cooperation. Upon the receipt of reasonable notice from the Company or its representatives (including its outside counsel), Executive agrees that for a period of six (6) months after Executive's employment ends for any reason, Executive will respond and provide information

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with regard to matters in which Executive has knowledge as a result of Executive's prior consulting engagement and/or employment with the Company and otherwise cooperate with the Company and its representatives to the extent necessary to transition Executive's duties and responsibilities to the Company to Executive's replacement, provided that Executive will not be expected to dedicate more than five (5) hours per week to such post-employment cooperation pertaining to transition of his duties and responsibilities if such cooperation requires more than five (5) hours per week, the Company will pay Executive a reasonable per diem or hourly rate that is agreed upon in good faith by Executive and the Company (such agreement not to be unreasonably withheld). Additionally, at the Company's cost and expense, upon the receipt of reasonable notice from the Company or its representatives (including its outside counsel), Executive agrees that for a period of two (2) years after Executive's employment ends for any reason, Executive will respond and provide reasonable assistance to and otherwise cooperate with the Company and its directors, officers and representatives (including its outside counsel) in defense of or other action with respect to all claims that have been or may be made against the Company and all other proceedings to which the Company is or may be subject, and will assist the Company in the prosecution of all claims that have been or may be made by or against the Company, to the extent that such claims or proceedings existed, arose or otherwise relate to any period prior to or during Executive's employment with the Company. Upon presentation of appropriate documentation, the Company will pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in complying with this Section in accordance with the Company's expense reimbursement policy as in effect from time to time.
10.
Indemnification. During Executive's employment with the Company, Executive is entitled to indemnification pursuant to, in accordance with, and governed by the Company's Amended and Restated Bylaws and pursuant to an indemnification agreement between the Company and Executive, in form and substance substantially identical to such agreements entered by the Company with other senior executives of the Company.
11.
Injunctive Relief. Notwithstanding the requirements of, and the obligations of the Parties in, Section 15 (Arbitration) below, Executive acknowledges and agrees that Executive's breach or threatened breach of any of the provisions of Sections 4 through 8 of this Agreement would result in irreparable injury to the Company for which monetary damages would not provide an adequate remedy and that the amount of such damages would be difficult to determine. Therefore, if Executive breaches or threatens to breach any provision of Sections 4 through 8 of this Agreement, the Company and/or its parent, subsidiaries, divisions, and affiliates have the right and remedy to seek specific performance or other injunctive relief, in a court of competent jurisdiction, in addition to any other available legal or equitable remedies. This Section 11 does not limit any rights or remedies which the Company and/or its parent, subsidiaries, divisions, and affiliates may have to pursue other appropriate proceedings or actions for the amount of any actual or other available damages suffered by the Company and/or its parent, subsidiaries, divisions, and affiliates caused by any failure, refusal, or neglect of Executive to perform Executive's obligations under this Agreement, together with any and all costs and expenses incurred by the Company and/or its parent, subsidiaries, divisions, and affiliates, including reasonable attorneys' fees, in seeking such relief. The Parties acknowledge and agree that the remedies provided in this Section 11, and in this Agreement generally, are deemed cumulative and the exercise of one does not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

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12.
Waiver of Breach. Any waiver by the Company of a breach of any provision of this Agreement will not operate as or constitute a waiver of any of the terms of the Agreement with regard to any subsequent breach.
13.
Fair Competition. The Parties acknowledge and agree that the Company has its own confidential information, intellectual property, and trade secrets relating to the Company Business, and will provide Executive with this information during Executive's employment with the Company. The Company specifically instructs Executive not to bring, disclose, or use, and Executive will not bring, disclose, or use, in any fashion, any confidential information, intellectual property, trade secrets, proprietary information, data or technology, or client or customer information belonging to any third party or prior employer, to, at or for the Company. Executive will ensure that all such information or documents which may have been in Executive's possession, including those that might be at Executive's residence or storage unit(s), in Executive's vehicle(s), or on any personal computer(s), cell phone(s), portable storage devices, cloud storage facilities or services, or hard drives, are returned and/or deleted in accordance with any policy of or agreement with any third party or prior employer. The Company does not authorize Executive to, and Executive will not, use or disclose any such information to the Company or any of its executive officers or contractors. Executive further represents and warrants to and agrees with the Company that Executive's employment with the Company and/or the performance of Executive's duties and responsibilities to the Company does not and will not violate any agreement to which Executive is a party and, to the extent permitted by such agreements and/or applicable law, that Executive has disclosed to the Company any agreements relating to prior employment that may affect Executive's ability to perform any of Executive's duties and responsibilities to the Company or that may limit the manner in which Executive may be employed, including any noncompetition agreements, nonsolicitation agreements, confidentiality, and nondisclosure agreements with any other employer or third party. Executive acknowledges and agrees that if Executive does not disclose the existence of such agreements or restrictive covenants to the Company, Executive represents and warrants to and agrees with the Company that no such agreements or restrictive covenants exist. Executive acknowledges and agrees that, in entering this Agreement and employing Executive pursuant to the terms herein, the Company is relying and will continue to rely on the promises, duties, representations, and assurances in this Section.
14.
Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the province in which Executive is employed and the laws of Canada therein.
15.
Dispute Resolution. Except as required and specified in Section 11 (Injunctive Relief) above, and subject to any statutory complaint rights Executive may have under applicable Canadian law, in the event of a dispute between Executive and the Company arising out of, or related to or in connection with, this Agreement or the Oyster Employment Agreement or in respect of any legal relationship associated with it, or from it, that does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved in strict confidence as follows:

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(a) Amicable Negotiation: the Parties agree that, both during and after the term of Executive’s employment, each of Party will make bona fide efforts to resolve any disputes arising between the Parties by amicable negotiations;

(b) Mediation: if the Parties are unable to negotiate resolution of a dispute, either Party may refer the dispute to mediation by providing written notice to the other Party. If the Parties cannot agree on a mediator within thirty (30) calendar days of receipt of the notice to mediate, then either Party may make application to the ADR Institute of Alberta to have one appointed. The mediation will be held in a mutually agreeable location in accordance with the Mediation Rules of the ADR Institute of Canada (or as otherwise agreed by the Parties), and each Party will bear its own expenses, including one-half share of the mediator’s fees;

(c) Arbitration: if, after mediation the Parties have been unable to resolve a dispute and the mediator has been inactive for more than thirty (30) calendar days, or such other period agreed to in writing by the Parties, then either Party may refer the dispute for final and binding arbitration by providing written notice to the other Party. If the Parties cannot agree on an arbitrator within thirty (30) calendar days of receipt of the notice to arbitrate, then either Party may make application to the ADR Institute of Alberta to appoint one. The arbitration will be held in a mutually agreeable location, in accordance with the applicable provincial Arbitration Act. The arbitrator’s award will be final and binding upon the Parties and judgment upon the award may be entered in any court of competent jurisdiction. Each Party will bear its own costs and expenses (including lawyers’ fees and costs) incurred in connection with any such arbitration proceeding, subject to any award of costs by the arbitrator; and

(d) Ancillary Actions or Proceedings: for purposes of any actions or proceedings ancillary to the arbitration referenced above (including, but not limited to, proceedings seeking injunctive or other equitable relief pursuant to Section 11 of this Agreement or to enforce an arbitration award), the Parties AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL.

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16.
Entire Agreement; No Reliance. This Agreement is the entire agreement of the Parties with regard to Executive's employment with the Company, and the Oyster Employment-Related Documents set forth in the entire agreement of Executive and Oyster with regard to Executive's employment with Oyster with respect to the Company. All other agreements and understandings between Executive and the Company, whether written or oral, if made prior to this Agreement, are merged with and into this Agreement so that the provisions of any such prior agreement(s) or understanding(s) are void and of no further force and effect, except for any separate award agreement entered into by and between the Company and Executive with respect to Executive's restrictive stock units, and the terms of any other agreements and/or Company policies in force with regard to Executive's post-employment obligations (including any confidentiality or nondisclosure agreements and other restrictive covenants). No person or entity has any authority to make any representation or promise for or on behalf of the Company with respect to this Agreement which is not set forth in this Agreement. The Parties agree that, in executing this Agreement, they do not and have not relied on any document, representation or statement, whether written or oral, except as otherwise expressly provided herein. Neither Party is relying upon a legal duty, even if one might exist, on the part of the other Party (or such Party's directors, officers, agents, representatives, or attorneys) to disclose any information in connection with the preparation, negotiation, execution or delivery or performance of this Agreement or any Oyster Employment-Related Documents, except as otherwise expressly provided herein. The Parties expressly acknowledge and agree that no lack of information on the part of either Party is a ground for challenging this Agreement or any Oyster Employment-Related Documents. The recitals to this Agreement are incorporated into and made a part of this Agreement for all purposes. Executive acknowledges that Executive has obtained independent legal advice prior to executing this Agreement and the Oyster Employment-Related Documents.
17.
No Modification, Amendment or Waiver. No term, provision or condition of this or Agreement may be modified, amended or waived in any respect except by a writing executed by the Parties.
18.
Survival. The Company's rights and remedies, and Executive's post-employment obligations and restrictions, under this Agreement, including without limitation in Sections 4 through 9, shall survive Executive's employment with the Company.
19.
Successor and Assigns. This Agreement is personal to each of the Parties. Except as provided in this Section, no Party may assign or delegate any rights or obligations under this Agreement without first obtaining the written consent of the other Party, provided that the Company may assign this Agreement to any successor of or to the Company or to all or substantially all of the business and/or assets of the Company. As used in this Agreement, the "Company" shall include the Company and any successor to the Company or its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by agreement, operation of law or otherwise.
20.
Counterparts; Electronic Signature. The Parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one agreement. Either Party may execute this Agreement by facsimile or electronic signature, and the other Party is entitled to rely upon such facsimile or electronic signature as conclusive evidence that this Agreement has been duly executed by such Party.

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21.
Severability. If any provision or clause of this Agreement, or portion of it, is held by any arbitrator, court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision or clause is not thereby affected and will be given full effect, without regard to the invalid portion. It is the intention of the Parties that, if any arbitrator, court or other tribunal construes any provision or clause of this Agreement, or any portion of it, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.
22.
No Strict Construction. The Parties participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
23.
Tax Matters.
23.1
Tax Advice. The Company has made no warranty or representation to Executive with respect to the income tax consequences of the transactions contemplated by this Agreement, and Executive is in no manner relying on the Company or its representatives for an assessment of such tax consequences. Executive is advised to consult with his own tax advisor.
23.2
Withholding. The Company will withhold from any and all amounts payable by the Company to Executive under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
24.
Intention of the Parties. If the minimum termination entitlements under the applicable provincial employment standards legislation of the province in which Executive is employed are more favorable to Executive in respect of any term or provision of this Agreement, the minimum requirements of the applicable provincial employment standards legislation shall apply in place of that clause or provision. This Agreement shall (a) not be interpreted as in any way waiving or contracting out of the minimum requirements of the applicable provincial employment standards legislation, and (b) be interpreted to achieve compliance with minimum requirements of the applicable provincial employment standards legislation. This Agreement contains the mutual understanding of the Parties and there shall be no presumption of strict interpretation against either Party.

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[SIGNATURE PAGE TO FOLLOW]

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EXECUTIVE'S SIGNATURE BELOW MEANS THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN KNOWINGLY AND VOLUNTARILY, AND SPECIFICALLY AND EXPRESSLY INTENDS TO BE BOUND BY THE SAME.

EXECUTIVE:

JEREMY KROL

/s/ Jeremy Krol

(Signature)

COMPANY:

PHUNWARE, INC.

/s/ Stephen Chen

(Signature)

Stephen Chen

(Printed Name)

Chief Executive Officer

(Date)

Signature Page to Confidential Executive Employment Agreement